Exhibit 99.1

Dorian LPG Ltd. Announces Fourth Quarter and Full Fiscal Year 2016 Financial Results

Stamford, CT – May 31, 2016 – Dorian LPG Ltd. (NYSE: LPG) (the "Company" or "Dorian LPG"), a leading owner and operator of modern very large gas carriers ("VLGCs"), today reported its financial results for the three months and fiscal year ended March 31, 2016.

Highlights for the Fourth Quarter and Fiscal Year Ended March 31, 2016

▪	Daily Time Charter Equivalent (“TCE”)(1) (2) rate for Spot and Time Charter VLGCs of $46,735(1) for the quarter and $57,377(1) for the year ended March 31, 2016.

▪

Net income of $20.2 million, or $0.36 basic and diluted earnings per share (“EPS”), and adjusted net income(2) of $33.8 million, or $0.60 adjusted basic and diluted EPS(2),  for the three months ended March 31, 2016.

▪ Adjusted EBITDA(2) of $59.1 million for the three months ended March 31, 2016.

▪

Delivery of nineteenth and final vessel from our newbuilding program, the Caravelle, an ECO-design VLGC, from Hyundai Samho Heavy Industries, and sale of the Grendon, a 5,000 cubic meter pressurized gas carrier (“PGC”).

▪

Helios LPG Pool LLC (the “Helios Pool”) entered into an agreement with Oriental Energy Company (“Oriental Energy”) whereby the Helios Pool will operate eight VLGCs for Oriental Energy. As part of the agreement, the Helios Pool entered into a COA with Oriental Energy covering LPG shipments from the United States Gulf.

▪	Repurchase of 1.1 million shares of common stock for approximately $10.9 million for the quarter ended March 31, 2016 under the previously announced share buyback of up to $100 million.

(1)	TCE for VLGCs, excluding Grendon. For full fleet metrics including Grendon, refer to the reconciliation of revenues to TCE rate included in this press release.
(2)

TCE, adjusted net income, adjusted EPS and adjusted EBITDA are non-GAAP measures. Refer to the reconciliation of net income to adjusted net income and net income to adjusted EBITDA included in this press release.

John Hadjipateras, Chairman, President and Chief Executive Officer, commented, "This was an important year for Dorian LPG, during which we took delivery of 16 modern ECO-design VLGCs. In February, we took delivery of the Caravelle, the final vessel from our newbuilding program and completed the sale of the Grendon, which was our sole pressurized gas carrier.

We now own 22 VLGCs, of which four are on time charter with two or more years remaining. Our 18 spot market VLGCs are operated by the Helios LPG Pool, which we founded and run jointly with Phoenix Tankers, a subsidiary of Mitsui OSK. In addition to our ships The Helios LPG Pool operates four VLGCs which are owned by Phoenix Tankers and two VLGCs contributed by Oriental Energy, a major PDH operator and LPG importer in China with whom the pool has entered into a COA.”

Fourth Quarter Fiscal 2016 Results Summary

Our net income amounted to $20.2 million, or $0.36 per share, for the three months ended March 31, 2016, compared to net income of $8.8 million, or $0.15 per share, for the three months ended March 31, 2015.

Our adjusted net income amounted to $33.8 million, or $0.60 per share for the three months ended March 31, 2016, compared to $9.1 million, or $0.16 per share for the three months ended March 31, 2015. We have adjusted our net income for the three months ended March 31, 2016 for unrealized losses on derivative instruments of $12.6 million and a $1.0 million loss related to the sale of the Grendon. Please refer to the Adjusted Net Income reconciliation table, which appears later in this earnings release.

The increase of $24.7 million in adjusted net income for the three months ended March 31, 2016 compared to the three months ended March 31, 2015 is primarily attributable to a $50.0 million increase in revenues, a $6.5 million decrease in voyage expenses and a $1.4 million impairment charge that did not recur, offset primarily by a $9.8 million increase in vessel operating expenses, a $11.3 million increase in depreciation and amortization, a $5.1 million increase in general and administrative expenses, a $7.0 million increase in interest and finance costs and a $1.1 million increase in the realized loss on derivatives.

The daily time charter equivalent (“TCE”) rate for our fleet was $46,376 for the three months ended March 31, 2016, a 11.9% decrease from the $52,618 TCE rate from the same period in the prior year, reflecting more subdued market conditions. However, total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) increased from 86.2% in the quarter ended March 31, 2015 to 91.8% in the fiscal fourth quarter of 2016. Please see footnote 6 for other information related to and how we calculate TCE.

Vessel operating expenses per day declined to $8,350 in the three months ended March 31, 2016 from $10,881 in the same period in the prior year. This decrease is primarily due to the increase in the proportion of new VLGCs in our fleet and the phasing out of training costs for new crews that were incurred in the prior period.

Revenues

Revenues of $85.3 million for the three months ended March 31, 2016, including net pool revenues—related party, voyage charters, time charters and other revenues earned by our VLGCs and our PGC, increased $50.0 million, or 141.5%, from $35.3 million for the three months ended March 31, 2015. This increase is primarily attributable to $62.6 million of revenues contributed by sixteen of our newbuilding VLGCs that were delivered subsequent to March 31, 2015, partially offset by lower TCE rates.

For the three months ended March 31, 2016, the Helios Pool earned net pool revenues—related party of $72.2 million. Four of our VLGCs earned time charter revenues amounting to $12.6 million during the three months ended March 31, 2016.

Voyage Expenses

Voyage expenses were $0.7 million during the three months ended March 31, 2016, a decrease of $6.5 million, or 90.9%,  from $7.2 million for the three months ended March 31, 2015.  The decrease was mainly attributable to an increase in the number of vessels operating in the Helios Pool.

Vessel Operating Expenses

Vessel operating expenses were $16.6 million during the three months ended March 31, 2016, or $8,350 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time period for the vessels that were in our fleet. This was an increase of $9.8 million, or 143.1%, from $6.8 million or $10,881 per vessel per calendar day, for the three months ended March 31, 2015. This increase is primarily the result of an increase of $11.4 million of vessel operating expenses attributable to sixteen of our ECO VLGCs that were delivered subsequent to March 31, 2015. The decline in vessel operating expenses per day was largely due to the addition of newer vessels, which incur lower operating costs along with a reduction of costs relating to training of additional crew in anticipation of our newbuilding deliveries.

Depreciation and Amortization

Depreciation and amortization was approximately $15.9 million for the three months ended March 31, 2016, an increase of $11.3 million, or 243.6%, from $4.6 million for the three months ended March 31, 2015. The increase is primarily attributable to $11.2 million of depreciation and amortization related to sixteen of our ECO VLGCs that were delivered subsequent to March 31, 2015.

General and Administrative Expenses

General and administrative expenses were $9.8 million for the three months ended March 31, 2016, an increase of $5.0 million, or 106.8%, from $4.8 million for the year ended March 31, 2015. The increase included a  $3.0 million expense for bonuses in respect of the year ended March 31, 2016 that was expensed during the three months ended March 31, 2016, as well as increases of $0.8 million for salaries, wages and benefits as headcount increased due to the growth in our operations, $0.4 million in legal and professional fees, $0.2 million in stock compensation expense and $0.6 million in other expenses.

Loss on Disposal of Assets

Loss on disposal of assets amounted to $1.0 million for the three months ended March 31, 2016 and was primarily attributable to the sale of the Grendon. There was no loss on disposal of assets for the year ended March 31, 2015.

Other income —related parties

Other income —related parties amounted to $0.8 million for the three months ended March 31, 2016, an increase of $0.7 million from $0.1 million for the three months ended March 31, 2015. The increase was primarily attributable to $0.4 million of fees for commercial management services provided by Dorian LPG (UK) Ltd. to the Helios Pool as well an increase of $0.4 million for certain chartering and marine operation services provided by Dorian LPG (USA) LLC and its subsidiaries to a related party.

Interest and Finance Costs

Interest and finance costs amounted to $7.1 million for the three months ended March 31, 2016, an increase of $7.0 million from less than $0.1 million for the year ended March 31, 2015. The increase was mainly due to a $6.3 million increase in interest incurred on our long-term debt, amortization and other financing expenses from $0.9 million during the year ended March 31, 2015 to $7.2 million during the three months ended March 31, 2016. Additionally, capitalized interest decreased $0.7 million from $0.9 million in the three months ended March 31, 2015 to $0.2 million in the three months ended March 31, 2016. The outstanding balance of our long term debt as of March 31, 2016 was $836.4 million.

Loss on Derivatives, net

Loss on derivatives, net was $15.0 million for the three months ended March 31, 2016, an increase of $13.4 million, or 851.2%, compared to $1.6 million for the three months ended March 31, 2015. The increase is primarily attributable to an increase in unrealized losses from the changes in the fair value of our interest rate swaps of $12.3 million during the three months ended March 31, 2016 compared to the year ended March 31, 2015. Additionally, the increase is attributable to an increase of $1.1 million of realized loss due to an increase in the notional debt amounts during the three months ended March 31, 2016 compared to the three months ended March 31, 2015. The net loss on derivatives for the three ended March 31, 2016 was comprised of an unrealized loss of $12.6 million from the changes in the fair value of the interest rate swaps along with a realized loss of $2.4 million.

Foreign Currency Gain/(Loss), net

Foreign currency gain/(loss), net amounted to a net loss of approximately $0.1 million for the three months ended March 31, 2016, compared to a net loss of $0.2 million for the three months ended March 31, 2015. The decrease is primarily attributable to unrealized losses from cash held in Norwegian Krone during the three months ended March 31, 2015 that did not recur during the year ended March 31, 2016.

Share Repurchase Program

In August 2015, our Board of Directors authorized a stock repurchase program of up to $100.0 million of our common stock. During the three months ended March 31, 2016, we repurchased a total of 1,100,134 shares of our common stock for approximately $10.9 million under this program, resulting in $79.1 million of available authorization remaining.

Fiscal Year 2016 Results Summary

Our net income amounted to $129.7 million, or $2.29 per share, for the year ended March 31, 2016, compared to a net income of $25.3 million, or $0.45 per share, for the year ended March 31, 2015.

Our adjusted net income amounted to $139.6 million, or $2.46 per share for the year ended March 31, 2016, compared to $23.9 million, or $0.43 per share for the year ended March 31, 2015. We have adjusted our net income for the year ended March 31, 2016 mainly for unrealized losses on derivatives of $8.9 million and a $1.0 million loss related to the sale of the Grendon. Please refer to the Adjusted Net Income reconciliation table, which appears later in this earnings release.

The increase of $115.7 million in adjusted net income for the year ended March 31, 2016 compared to the year ended March 31, 2015 is primarily attributable to a $185.1 million increase in revenues and a $10.0 million decrease in voyage expenses, offset primarily by a $25.8 million increase in vessel operating expenses, a $28.5 million increase in depreciation and amortization, a $15.7 million increase in general and administrative expenses and a $12.5 million increase in interest and finance costs.

During the year ended March 31, 2016, the number of operating days increased to 5,031 from 1,652 in the year ended March 31, 2015. Total fleet utilization also increased to 93.1% from 85.8%.

The daily time charter equivalent (“TCE”) rate for our fleet was $55,087 for the year ended March 31, 2016, a $5,422 increase from the $49,665 TCE rate from the year ended March 31, 2015. Please see footnote 6 for other information related to and how we calculate TCE.

Vessel operating expenses per day declined to $8,581 in the year ended March 31, 2016 from $10,703 in the year ended March 31, 2015. This decrease is primarily due to the increase in the proportion of new VLGCs in our fleet and the phasing out of training costs for new crews that were incurred in the prior period.

Revenues

Revenues of $289.2 million for the year ended March 31, 2016, including net pool revenues—related party, voyage charters, time charters and other revenues earned by our VLGCs and our PGC, increased $185.1 million, or 177.7%, from $104.1 million for the year ended March 31, 2015. The increase is primarily attributable to $162.2 million of revenues contributed by sixteen of our newbuilding VLGCs that were delivered subsequent to March 31, 2015. Additionally, revenues contributed by VLGCs in our operating fleet during both periods increased $21.8 million resulting from employment of 2,101 operating days during the year ended March 31, 2016 compared to 1,512 operating days during the year ended March 31, 2015. The Grendon’s revenues increased $1.1 million to $2.9 million on 224 operating days for the year ended March 31, 2016 from $1.8 million on 140 operating days for the year ended March 31, 2015.

For the year ended March 31, 2016, nineteen of our VLGCs operated within the Helios Pool, including one VLGC that left the Helios Pool to begin a long-term time charter in July 2015, and our VLGCs with the Helios Pool earned net pool revenues—related party of $202.9 million. Four of our VLGCs operated in the spot market outside of the Helios Pool and earned $43.3 million in voyage charter revenues and four of our VLGCs earned time charter revenues amounting to $38.7 million during the year ended March 31, 2016. For the year ended March 31, 2015, four of our VLGCs operated in the spot market and earned $76.1 million in voyage charter revenues, and three of our VLGCs earned time charter revenues during the period amounting to $25.5 million, including a VLGC that ended its time charter on July 27, 2014. Time charter revenues included $7.8 million of profit sharing for the year ended March 31, 2015.

Voyage Expenses

Voyage expenses were $12.1 million during the year ended March 31, 2016, a decrease of $10.0 million, or 45.4%, from $22.1 million for the year ended March 31, 2015. The decrease was mainly attributable to an increase in the number of vessels operating in the Helios Pool as well as decreases in fuel prices. These decreases resulted in decreases in bunker costs of $8.4 million, port expenses of $1.0 million and other voyage expenses of $0.6 million. Voyage expenses during the year ended March 31, 2016 mainly related to bunkers of $7.2 million, port charges and other related expenses of $2.6 million, brokers’ commissions of $1.3 million, security costs of $0.4 million and other voyage expenses of $0.6 million. Voyage expenses during the year ended March 31, 2015 mainly related to bunkers of $15.7 million, port charges and other related expenses of $3.6 million, brokers’ commissions of $1.7 million, security costs of $0.7 million and other voyage expenses of $0.4 million.

Vessel Operating Expenses

Vessel operating expenses were $47.1 million during the year ended March 31, 2016, or $8,581 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time period for the vessels that were in our fleet. This was an increase of $25.8 million, or 121.7%, from $21.3 million or $10,703 per vessel per calendar day, for the year ended March 31, 2015. This increase is primarily the result of an increase of $24.0 million of vessel operating expenses attributable to sixteen of our ECO VLGCs that were delivered subsequent to March 31, 2015. Additionally, vessel operating expenses increased $1.8 million for the seven vessels that were in our fleet during both periods resulting from 2,518 calendar days during the year ended March 31, 2016 compared to 1,986 calendar days during the year ended March 31, 2015. The decline in vessel operating expenses per vessel per calendar day during the year ended March 31, 2016 was largely due to the addition of newer vessels, which incur lower operating costs, along with a $0.5 million reduction in costs relating to the training of additional crew when compared to the year ended March 31, 2015.

Impairment

We did not incur any impairment charges during the year ended March 31, 2016. In the year ended March 31, 2015, we recognized an impairment loss of $1.4 million for our owned PGC vessel. This impairment loss was triggered by reductions in vessel values reflecting challenging conditions in the PGC market and represented the difference between the carrying value and recoverable amount, being fair value.

Depreciation and Amortization

Depreciation and amortization was approximately $42.6 million for the year ended March 31, 2016, an increase of $28.5 million, or 202.2%, from $14.1 million for the year ended March 31, 2015. The increase is primarily attributable to $23.8 million of depreciation and amortization related to sixteen of our ECO VLGCs that were delivered subsequent to March 31, 2015. Additionally, there was an increase of $4.7 million for the six VLGCs that were in our fleet during both years resulting from an increase in VLGC calendar days from 1,621 during the year ended March 31, 2015 to 2,196 during the year ended March 31, 2016.

General and Administrative Expenses

General and administrative expenses were $29.8 million for the year ended March 31, 2016, an increase of $15.7 million, or 110.9%, from $14.1 million for the year ended March 31, 2015 mainly due to compensation-related increases of $8.9 million for salaries, wages and benefits (primarily due to an increase of $5.1 million relating to cash bonuses to various employees relating to the year ended March 31, 2016, as well as prior periods, were granted and expensed in the year ended March 31, 2016), $1.7 million for stock-based compensation, and $0.5 million in directors fees. Additionally, increases in conjunction with the build out of our operations amounted to $3.0 million for certain non-capitalizable costs incurred prior to vessel delivery including crew costs prior to initial voyage, $0.3 million in information technology and $1.3 million for other general and administrative expenses. During the year ended March 31, 2016, general and administrative expenses were comprised of $15.3 million of salaries and benefits (inclusive of the $3.0 million expense, approved by the board of directors in March 2016, for cash bonuses relating to the year ended March 31, 2016, and $2.1 million in cash bonuses, approved by the board of directors in May 2015, to various employees for services related to prior periods), $4.1 million of stock-based compensation, $3.4 million for certain non-capitalizable costs incurred prior to vessel delivery, $2.5 million for professional, legal, audit and accounting fees and $4.5 million of other general and administrative expenses. During the year ended March 31, 2015, general and administrative expenses were comprised of $6.4 million of salaries and benefits (inclusive of a $0.4 million accrual for statutory retirement benefits for our Greece-based employees), $2.4 million for professional, legal, audit and accounting fees, $2.3 million of stock-based compensation and $3.0 million of other general and administrative expenses.

Loss on Disposal of Assets

Loss on disposal of assets amounted to $1.1 million for the year ended March 31, 2016 and was primarily attributable to the sale of the Grendon. There was no loss on disposal of assets for the year ended March 31, 2015.

Other income —related parties

Other income —related parties amounted to $1.9 million for the year ended March 31, 2016, an increase of $1.8 million from $0.1 million for the year ended March 31, 2015. The increase was primarily attributable to $1.4 million of fees for commercial management services provided by Dorian LPG (UK) Ltd. to the Helios Pool as well an increase of $0.5 million for certain chartering and marine operation services provided by Dorian LPG (USA) LLC and its subsidiaries to a related party.

Interest and Finance Costs

Interest and finance costs amounted to $12.8 million for the year ended March 31, 2016, an increase of $12.5 million from $0.3 million for the year ended March 31, 2015. The increase of $12.5 million during this period was mainly due to a $13.8 million increase in interest incurred on our long-term debt, amortization and other financing expenses from $3.8 million in the year ended March 31, 2015 to $17.6 million in the year ended March 31, 2016. These increases were partially offset by a $1.3 million increase in capitalized interest from $3.5 million in the year ended March 31, 2015 to $4.8 million in the year ended March 31, 2016. The average indebtedness during the year ended March 31, 2016 was $543.1 million compared to $125.9 million during the year ended March 31, 2015, reflecting debt drawdowns of $676.8 million made under our 2015 Debt Facility. The outstanding balance of our long term debt as of March 31, 2016 was $836.4 million.

Loss on Derivatives, net

Loss on derivatives, net was $15.8 million for the year ended March 31, 2016, an increase of $11.8 million, or 298.5%, compared to $4.0 million for the year ended March 31, 2015. The increase is primarily attributable to an increase in unrealized losses from the changes in the fair value of our interest rate swaps of $10.2 million during the year ended March 31, 2016 compared to the year ended March 31, 2015. Additionally, the increase is attributable to an increase of $1.6 million of realized loss due to an increase in the notional debt amounts during the year ended March 31, 2016 compared the year ended March 31, 2015. The net loss on derivatives for the year ended March 31, 2016 was comprised of an unrealized loss of $8.9 million from the changes in the fair value of the interest rate swaps due mainly to changes in yield curves along with a realized loss of $6.9 million due mainly to an increase in notional debt amounts due to four new interest rate swaps we entered into during the period. For the year ended March 31, 2015, the net loss on derivatives was primarily comprised of a realized loss of $5.3 million, partially offset by an unrealized gain of $1.3 million from the changes in the fair value of the interest rate swaps.

Foreign Currency Gain/(Loss), net

Foreign currency gain/(loss), net amounted to a net loss of approximately $0.3 million for the year ended March 31, 2016. This was a decrease in the loss of $0.7 million, or 65.7%, compared to a loss of $1.0 million for the year ended March 31, 2015. The decrease is primarily attributable to unrealized losses from cash held in Norwegian Krone during the year ended March 31, 2015 that did not recur during the year ended March 31, 2016.

Share Repurchase Program

In August 2015, our Board of Directors authorized a stock repurchase program of up to $100.0 million of our common stock. As of March 31, 2016, we repurchased a total of 1,932,465 shares of our common stock for approximately $20.9 million under this program, resulting in $79.1 million of available authorization remaining.

Fleet

The following table sets forth certain information regarding our fleet as of May 26, 2016:

	Capacity		Sister		ECO		Charter
	(Cbm)	Shipyard	Ships	Year Built	Vessel(1)	Employment(2)	Expiration(3)
VLGCs
Captain Nicholas ML	82,000	Hyundai	A	2008	—	Pool	—
Captain John NP	82,000	Hyundai	A	2007	—	Pool	—
Captain Markos NL(4)	82,000	Hyundai	A	2006	—	Time Charter	Q4 2019
Comet(5)	84,000	Hyundai	B	2014	X	Time Charter	Q3 2019
Corsair(6)	84,000	Hyundai	B	2014	X	Time Charter	Q3 2018
Corvette	84,000	Hyundai	B	2015	X	Pool	—
Cougar	84,000	Hyundai	B	2015	X	Pool	—
Concorde	84,000	Hyundai	B	2015	X	Pool	—
Cobra(7)	84,000	Hyundai	B	2015	X	Pool	Q3 2016
Continental	84,000	Hyundai	B	2015	X	Pool	—
Constitution	84,000	Hyundai	B	2015	X	Pool	—
Commodore	84,000	Hyundai	B	2015	X	Pool	—
Cresques	84,000	Daewoo	C	2015	X	Pool	—
Constellation	84,000	Hyundai	B	2015	X	Pool	—
Cheyenne	84,000	Hyundai	B	2015	X	Pool	—
Clermont	84,000	Hyundai	B	2015	X	Pool	—
Cratis	84,000	Daewoo	C	2015	X	Pool	—
Chaparral	84,000	Hyundai	B	2015	X	Pool	—
Copernicus	84,000	Daewoo	C	2015	X	Pool	—
Commander(8)	84,000	Hyundai	B	2015	X	Time Charter	Q4 2020
Challenger(9)	84,000	Hyundai	B	2015	X	Pool	Q2 2017
Caravelle	84,000	Hyundai	B	2016	X	Pool	—
Total	1,842,000

(1)	Represents vessels with very low revolutions per minute, long‑stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(2)

“Pool” indicates that the vessel is operated in the Helios Pool and receives as charter hire a portion of the net revenues of the pool calculated according to a formula based on the vessel’s pro rata performance in the pool.

(3)	Represents calendar year quarters.
(4)	Currently on time charter with an oil major that began in December 2014.
(5)	Currently on a time charter with an oil major that began in July 2014.
(6)	Currently on time charter with an oil major that began in July 2015.
(7)	Currently on a time charter with an oil major within the Helios Pool that began in July 2015.
(8)	Currently on a time charter with a major oil company that began in November 2015.
(9)	Currently on time charter with a trader within the Helios Pool that began in May 2016.

Market Outlook Update

LPG trade has been strong in the first five months of 2016, as evidenced by US LPG monthly export volumes twice reaching a record of over 2.3 million tons in that time period. More than 80 percent of those cargoes originated from US

Gulf export terminals with Marcus Hook and Ferndale exporting the remaining cargoes. More than half of the US LPG cargo exports cargoes were destined for Far East discharge. Middle East Gulf exports have continued to grow this calendar year by about 4-5% over last year and are expected to reach more than 37 million tons of LPG exports for calendar 2016.

VLGC utilization has remained high (above 90%) for most of this year. With more than 80 million tons of seaborne LPG trade expected in 2016, we believe most of the vessels in the fleet will remain well utilized.

On the demand side trade has generally benefited from lower oil prices. India and China have more recently become the dominant markets for LPG volumes. India is on track to well exceed 10 million tons of LPG imports for 2016 versus 9.2 million tons in 2015. China imports of LPG for the first calendar quarter of 2016 have increased over the same period last year by 1.42 million tons to 3.63 million tons. We expect that, during the third calendar quarter of 2016, the seasonal restocking program will commence in the West, requiring rebuilding of stocks that invariably result in increased activity for LPG markets.

While these factors support good fundamental demand for LPG and LPG shipping, there can be no assurances that such trends will continue or that future freight rates, export capacity, export volumes, or the effects of the New Panama Canal will materialize.

Seasonality

Liquefied gases are primarily used for industrial and domestic heating, as a chemical and refinery feedstock, as a transportation fuel and in agriculture. The LPG shipping market is typically stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in our quarters ending June 30 and September 30 and relatively weaker during our quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth these short-term fluctuations. To the extent any of our time charters expire during the relatively weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter our vessels at similar rates. As a result, we may have to accept lower rates or experience off-hire time for our vessels, which may adversely impact our business, financial condition and operating results.

Financial Information

The following table presents our selected financial data and other information for the periods presented:

	Three months ended		Years ended
(in U.S. dollars, except fleet data)	March 31, 2016	March 31, 2015	March 31, 2016	March 31, 2015
Statement of Operations Data
Revenues	$85,335,229	$35,333,108	$289,207,829	$104,129,149
Expenses
Voyage expenses	652,841	7,182,709	12,064,682	22,081,856
Vessel operating expenses	16,640,832	6,843,991	47,119,990	21,256,165
Management fees—related party	—	—	—	1,125,000
Impairment	—	1,431,818	—	1,431,818
Depreciation and amortization	15,894,060	4,626,024	42,591,942	14,093,744
General and administrative expenses	9,833,474	4,755,397	29,836,029	14,145,086
Loss on disposal of assets	1,019,846	—	1,125,395	—
Total expenses	44,041,053	24,839,939	132,738,038	74,133,669
Other income—related parties	794,469	93,929	1,945,396	93,929
Operating income	42,088,645	10,587,098	158,415,187	30,089,409
Other income/(expenses)
Interest and finance costs	(7,056,430)	(38,607)	(12,757,013)	(289,090)
Interest income	11,134	72,800	148,360	418,597
Loss on derivatives, net	(14,958,703)	(1,572,621)	(15,775,629)	(3,959,203)
Foreign currency gain/(loss), net	76,266	(220,419)	(342,523)	(998,931)
Total other income/(expenses), net	(21,927,733)	(1,758,847)	(28,726,805)	(4,828,627)
Net income	$20,160,912	$8,828,251	$129,688,382	$25,260,782
Earnings per common share—basic	0.36	0.15	2.29	0.45
Earnings per common share—diluted	$0.36	$0.15	$2.29	$0.45
Other Financial Data
Adjusted EBITDA(1)	$59,071,535	$17,284,084	$204,865,215	$47,346,202
Fleet Data
Calendar days(2)	1,993	629	5,491	1,986
Available days(3)	1,989	621	5,406	1,925
Operating days(4)(7)	1,826	535	5,031	1,652
Fleet utilization(5)(7)	91.8%	86.2%	93.1%	85.8%
Average Daily Results
Time charter equivalent rate(6)(7)	$46,376	$52,618	$55,087	$49,665
Daily vessel operating expenses(8)	$8,350	$10,881	$8,581	$10,703

	As of	As of
(in U.S. dollars)	March 31, 2016	March 31, 2015
Balance Sheet Data
Cash and cash equivalents	$46,411,962	$204,821,183
Restricted cash, non – current	50,812,789	33,210,000
Total assets	1,865,926,292	1,099,101,270
Current portion of long-term debt	66,265,643	15,677,553
Long-term debt – net of current portion	770,102,729	184,665,874
Total liabilities	880,327,055	225,887,011

(1)

Adjusted EBITDA is non-U.S. GAAP financial measure and represents net income before interest and finance costs, loss/(gain) on derivatives, net, stock compensation expense, impairment, and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, stock-based compensation expense, impairment, depreciation and amortization and loss on disposal of assets expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income. Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore might not be comparable with other companies.

The following table sets forth a reconciliation of net income to Adjusted EBITDA (unaudited) for the periods presented:

	Three months ended		Years ended
(in U.S. dollars)	March 31, 2016	March 31, 2015	March 31, 2016	March 31, 2015
Net income	$20,160,912	$8,828,251	$129,688,382	$25,260,782
Interest and finance costs	7,056,430	38,607	12,757,013	289,090
Loss on derivatives, net	14,958,703	1,572,621	15,775,629	3,959,203
Stock-based compensation expense	1,001,430	786,763	4,052,249	2,311,565
Impairment	—	1,431,818	—	1,431,818
Depreciation and amortization	15,894,060	4,626,024	42,591,942	14,093,744
Adjusted EBITDA	$59,071,535	$17,284,084	$204,865,215	$47,346,202

(2)

We define calendar days as the total number of days in a period during which each vessel in our fleet was owned. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that are recorded during that period.

(3)

We define available days as calendar days less aggregate off‑hire days associated with scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(4)

We define operating days as available days less the aggregate number of days that our vessels are off‑hire for any reason other than scheduled maintenance. We use operating days to measure the number of days in a period that our operating vessels are on hire (refer to 7 below).

(5)

We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during that period. An increase in non‑scheduled off‑hire days would reduce our operating days, and therefore, our fleet utilization. We use fleet utilization to measure our ability to efficiently find suitable employment for our vessels.

(6)

Time charter equivalent rate, or TCE rate, is a non-GAAP measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods. Our method of calculating TCE rate is to divide revenue net of voyage expenses by operating days for the relevant time period, which may not be calculated the same by other companies.

The following table sets forth a reconciliation of revenues to TCE rate (unaudited) for the periods presented:

	Three months ended		Years ended
(in U.S. dollars, except operating days)	March 31, 2016	March 31, 2015	March 31, 2016	March 31, 2015
Numerator:
Revenues	$85,335,229	$35,333,108	$289,207,829	$104,129,149
Voyage expenses	(652,841)	(7,182,709)	(12,064,682)	(22,081,856)
Time charter equivalent	$84,682,388	$28,150,399	$277,143,147	$82,047,293
Denominator:
Operating days	1,826	535	5,031	1,652
TCE rate:
Time charter equivalent rate	$46,376	$52,618	$55,087	$49,665

(7)

We determine operating days for each vessel based on the underlying vessel employment, including our vessels in the Helios Pool, which resulted in 1,826 and 5,031 operating days, fleet utilization of 91.8% and 93.1% and a TCE rate of $46,376 and $55,087 for the three months and year ended March 31, 2016. If we were to calculate operating days for each vessel within the Helios Pool as a variable rate time charter for the year ended March 31, 2016, our operating days would be increased to 1,958 and 5,291 for the three months and year ended March 31, 2016, respectively, and fleet utilization would be increased to 98.4% and 97.9% for the three months and year ended March 31, 2016, respectively. Our TCE rate would be reduced to $43,249 and $52,380 for the three months and year ended March 31, 2016, respectively. We believe that our methodology using the underlying vessel employment provides more meaningful insight into market conditions and the performance of our vessels.

(8)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with GAAP, we provide adjusted net income and adjusted EPS. We believe that adjusted net income and adjusted EPS are useful to investors in understanding our underlying performance and business trends.  Adjusted net income and adjusted EPS are not a measurement of financial performance or liquidity under GAAP; therefore these non-GAAP financial measures should not be considered as an alternative or substitute for GAAP. The following table reconciles net income and EPS to adjusted net income and adjusted EPS for the periods presented:

	Three months ended		Years ended
(in U.S. dollars, except share data)	March 31, 2016	March 31, 2015	March 31, 2016	March 31, 2015
Net income	$20,160,912	$8,828,251	$129,688,382	$25,260,782
Unrealized (gain)/loss on derivatives	12,582,827	305,692	8,917,503	(1,331,954)
Loss on disposal of Grendon	1,019,846	—	1,019,846	—
Adjusted net income	$33,763,585	$9,133,943	$139,625,731	$23,928,828

Earnings per share—diluted	$0.36	$0.15	$2.29	$0.45
Unrealized (gain)/loss on derivatives	0.23	0.01	0.16	(0.02)
Loss on disposal of Grendon	0.01	—	0.01	—
Adjusted earnings per share—diluted	$0.60	$0.16	$2.46	$0.43

Conference Call

A conference call to discuss the results will be held today, May 31, 2016 at 8:00 a.m. ET. The conference call can be accessed live by dialing 1-877-407-9039, or for international callers, 1-201-689-8470, and request to be joined into the Dorian LPG call. A replay will be available at 11:00 a.m. ET and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The pass code for the replay is 13637317. The replay will be available until June 7, 2016, at 11:59 p.m. ET.

A live webcast of the conference call will also be available under the investor relations section at www.dorianlpg.com.

About Dorian LPG Ltd.

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG currently owns and operates twenty-two modern VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA, London, United Kingdom and Athens, Greece.

Forward-Looking Statements

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's belief regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future results, see the discussion in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, under the heading "Risk Factors." The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Ted Young; Chief Financial Officer: Tel.: +1 (203) 674-9900 or IR@dorianlpg.com